UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2007

WEBSENSE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-30093	#51-0380839
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

10240 Sorrento Valley Road, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 320-8000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 15, 2007, Websense, Inc. (“Websense” or the “Company”) issued the press release attached hereto as Exhibit 99.1 announcing that, on August 12, 2007, the Company entered into an employment agreement with Dudley Mendenhall (the “Agreement”).  Pursuant to the Agreement, Mr. Mendenhall will serve as Senior Vice President, Chief Financial Officer of Websense, with employment commencing on a full-time basis on August 31, 2007, and continuing at will until either party gives notice of termination.

Under the Agreement, Mr. Mendenhall will receive a base salary at an annual rate of $325,000.  Mr. Mendenhall will be eligible to receive discretionary mid-year and annual performance bonuses (“Bonus”) with total target bonuses of 50% of his annual base salary, based upon the Company achieving a combination of objective performance goals, including billings and/or operating profit objectives, along with any individual performance goals established by the Compensation Committee of the Company’s Board of Directors.  The terms and conditions for payment of the Bonus are the same as the terms and conditions of the CFO bonus described in the Company’s proxy statement for the annual meeting of stockholders in 2007, except that 50% of Mr. Mendenhall’s prorated 2007 salary is guaranteed as a bonus for 2007.

On August 31, 2007, the last business day of the month upon which Mr. Mendenhall commences employment with the Company (the “Grant Date”), Mr. Mendenhall will be granted a non-qualified stock option to purchase 200,000 shares of the Company’s common stock pursuant to the Company’s 2000 Amended and Restated Stock Incentive Plan (the “Stock Plan”) with an exercise price per share equal to the fair market value (closing Nasdaq market price) of the Company’s common stock on the Grant Date (the “Options”).  The Options have a term of seven years, with the shares vesting as follows:  25% of the total shares vest on the one-year anniversary of the Grant Date, and 1/48th of the total shares will vest monthly thereafter until fully vested.  In the event of a corporate transaction, all unvested shares subject to the Options will be fully accelerated to the extent such Options are not assumed or replaced with a cash incentive award preserving the spread at the time of the corporate transaction. Furthermore, if Mr. Mendenhall is terminated by the successor company, or, under certain circumstances, voluntarily terminates employment with the successor company within eighteen (18) months of the corporate transaction or other change in control of the Company, the shares subject to the assumed or replaced Options will be fully accelerated.  Corporate transaction and change in control are defined in the Stock Plan.

Mr. Mendenhall is eligible to participate in the Company’s standard benefit plans for executives, which include life, long-term disability, dental, vision and medical insurance and an optional 401(k) savings plan, Employee Stock Purchase Plan, cafeteria (flex 125) plan, health club discount membership, and Employee Assistance Plan.

Pursuant to the Agreement, if Websense terminates Mr. Mendenhall’s employment without cause (a “Termination Event”), Mr. Mendenhall is entitled to a separation payment in the form of six months of his annual base salary in effect as of the date of such termination paid in six (6) equal monthly installments, less standard deductions and withholdings.  The above severance benefit is contingent upon Mr. Mendenhall providing the Company with a fully-effective waiver and release of claims in a form satisfactory to the Company and his compliance with the Company’s standard non-competition and non-solicitation requirements.   Cause is defined in the Agreement.

The foregoing is a summary description of the terms and conditions of the Agreement and is qualified in its entirety by the text of the Agreement, a copy of which is filed with the Securities and Exchange Commission as Exhibit 99.2 hereto.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)           On August 12, 2007, in order to hire Dudley Mendenhall as the Company’s Chief Financial Officer, Douglas C. Wride resigned from his position as the Company’s Chief Financial Officer, effective as of August 31, 2007.  Mr. Wride will remain President of the Company.

(c)           Please see 1.01 above.

On August 15, 2007, Websense announced that Dudley Mendenhall, age 52, has been appointed as the Company’s Senior Vice President, Chief Financial Officer, effective as of August 31, 2007.  From April 2003 until he joined Websense, Mr. Mendenhall had been employed at K2 Inc., a premier, branded consumer products company, where he held the position of Senior Vice President and Chief Financial Officer. Prior to joining K2, from March 2001 through April 2003, he was Managing Director of the west coast Corporate Finance Group of Ernst & Young, an international accounting and consulting firm. The Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01.  Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits.

Number	Description

99.1	Press release issued by Websense, Inc. on August 15, 2007.
99.2	Employment agreement, dated August 12, 2007, between Websense, Inc. and Dudley Mendenhall.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSENSE, INC.

Date: August 15, 2007	/s/ Douglas C. Wride
Douglas C. Wride
President

INDEX TO EXHIBITS

Number	Description

99.1	Press release issued by Websense, Inc. on August 15, 2007.
99.2	Employment agreement, dated August 12, 2007, between Websense, Inc. and Dudley Mendenhall.